Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

February 1, 2011	Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169
ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER
RESULTS AND PROVIDES FISCAL 2011 EARNINGS GUIDANCE
St. Louis, Missouri, February 1, 2011 — Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2010. Net earnings for the quarter were $110.4 million, or $1.55 per diluted share, versus net earnings of $125.7 million, or $1.78 per diluted share in the first quarter of fiscal 2010. The current quarter includes the following:
•	charges of $3.8 million, after-tax, or $0.06 per diluted share, related to deal costs and severance expenses associated with the acquisition of American Safety Razor (ASR),

•	a charge of $2.3 million, after-tax, or $0.03 per diluted share, related to the devaluation of the net monetary assets of our Venezuela affiliate under highly inflationary accounting,

•	an after-tax expense of $1.7 million, or $0.02 per diluted share, related to the write-up and subsequent sale of inventory purchased in the ASR acquisition; and

•	charges related to restructuring and other business realignment activities of $1.5 million, after-tax, or $0.02 per diluted share.
Last year’s first quarter included:

•	a charge of $25.5 million, after-tax, or $0.36 per diluted share, related to the devaluation of our Venezuelan parallel rate; and

•	charges related to other business realignment and integration activities of $4.5 million, after-tax, or $0.07 per diluted share.
“Fiscal 2011 is a year of significant investment in our business as we continue to support the Hydro launch and other long-term growth initiatives,” said Ward Klein, Chief Executive Officer. “ We are very pleased with Hydro results to date as repeat purchases of Hydro blades have exceeded our high expectations. Given the magnitude of our investments in new products and other growth initiatives combined with the challenges in the battery business, we are providing earnings guidance for fiscal 2011, which is expected to be in the range of $5.10 to $5.30 per diluted share, excluding unusual items. We are continuing with our previously announced restructuring plans, which should be completed by the end of fiscal 2011. We believe our investment in growth initiatives and cost restructuring projects will allow us to better compete and improve the long-term health of the business.”
Net sales for the quarter ended December 31, 2010, were essentially flat as higher sales in wet shave, including the impact of ASR, were offset by a decline in other product categories and the negative impact from Venezuela. For the quarter ended December 31, 2010, gross margin as a percent of net sales was 47.1% compared with 47.6% in the prior year quarter. Increased coupon and trade promotional activity in support of the Schick Hydro launch negatively impacted gross margin by approximately 120 basis points. This decline was partially offset by favorable product mix. Advertising and Promotion (A&P) as a percent of net sales was 10.9% for the quarter, up 340 basis points, as compared to 7.5% in the prior year first quarter due to spending support for the Schick Hydro launch.

For the following discussion regarding operating results, including the discussion of segment results for the quarter, all references to the impact of currencies are exclusive of Venezuela. The impact of the Venezuela devaluation and related economic conditions is disclosed separately when it is believed to be a relevant factor to understanding the operating results.
Household Products
For the quarter, net sales were $668.5 million, down $35.5 million, or 5%, versus the same quarter last year including lower net sales in Venezuela of approximately $14 million as a result of the currency devaluation and unfavorable economic conditions. Exclusive of Venezuela, net sales were down 3% for the quarter due primarily to the timing of holiday shipments, as approximately $13 million of the 2010 holiday season volume shipped in the prior fiscal quarter. In addition, we estimate net sales declined by approximately $10 million due to the loss of certain low margin volume. Finally, we estimate that the negative impact of the U.S. pack upsizing and other promotional pricing activities were offset by the favorable impact of distribution gains and a strong comparative quarter in Asia. The dollar value of the battery category in global measured markets has continued a negative trend, down approximately 2% in our latest reported twelve weeks data. This decline was due, in part, to a reduced price per unit as a result of the aforementioned pack upsizing in the U.S. The company previously announced it will eliminate pack upsizing by the end of its fiscal second quarter.
Segment profit for the quarter was $163.3 million, down $15.5 million versus the same quarter last year including the negative impact of Venezuela of approximately $2 million. Exclusive of Venezuela, segment profit declined approximately $13 million due primarily to lower gross margin resulting from the decline in net sales noted above. In addition, higher overhead spending of approximately $5 million due, in part, to continued investment in certain emerging markets and technology initiatives was partially offset by lower A&P spending in the quarter.

Looking forward, globally, we anticipate category dollar value to remain slightly negative. However, we anticipate some improvement in the second half of the year due to the previously announced elimination of pack upsizing and price increase on C, D and 9V cell sizes effective at the end of the second quarter of fiscal 2011 in the U.S. We believe these actions are a positive step toward improving value in the category. We anticipate that the combined estimated benefit of these actions totaling $14 to $16 million will likely lead to low single digit revenue growth for Household Products for the remainder of the year. In addition, raw material costs are estimated to increase by $20 to $25 million for the remainder of fiscal 2011 as compared to the same period in the prior year, driven by higher costs for zinc, steel and silver.
Finally, we continue to invest in emerging markets and technology initiatives aimed at improving our overall growth opportunities in Household Products. For the remainder of fiscal 2011, we estimate that incremental spending in support of these initiatives will be approximately $15 million. The majority of these costs will be in R&D and SG&A spending.
Our restructuring project announced in the fourth quarter of fiscal 2010 remains on track as we expect to incur $65 to $85 million in restructuring costs in fiscal 2011 and generate annual savings of approximately $25 to $35 million, by the end of fiscal 2012.
Personal Care
Net Sales for the quarter were $508.6 million, up $35.9 million, or 8%, including approximately $27 million of incremental sales from the acquisition of ASR on November 23, 2010. In addition, Venezuela net sales decreased by approximately $12 million for the quarter as a result of the currency devaluation and unfavorable economic conditions. Exclusive of the impact of ASR and Venezuela, net sales increased approximately $21 million, or 4%.

Wet shave sales increased 15% for the quarter. However, excluding ASR, Venezuela, and currencies, Wet Shave sales increased 12% due to:
•	higher volumes from the launch of Schick Hydro men’s systems and shave preparations,

•	higher sales of Skintimate shave preparations due, in part, to higher marketing activities this year,

•	and incremental shipments of disposables due to a new value brand offering for a key U.S. retailer.
These gains were partially offset by declines in legacy men’s systems products. Schick Hydro men’s systems and shave preparations have now been launched in North America, Japan and key Western Europe markets. In the markets where we’ve launched, our total value share of the Wet Shave market is growing, despite significant competitive activity. Based on our tracking in the U.S., our repeat purchases are the highest ever for our own products at this stage of a launch and among the highest experienced in the Wet Shave category.
Skin Care sales decreased 14% due to lower shipments of Wet Ones, as the prior year first quarter shipments were significantly higher due to H1N1 driven demand and lower sales due to timing of shipments. Sales of sun care products are comparatively low in the first fiscal quarter as compared to other time periods during the year. Thus, shifts in orders that are not significant from a dollar perspective, can have a significant impact on the quarter over quarter percentage change. Infant Care sales were down 6% due to lower sales of bottles and Diaper Genie, both due primarily to competitive activities and a new product launch for Diaper Genie in the prior year quarter. Feminine Care sales decreased 5% on lower sales of Gentle Glide partially offset by continued growth of Sport tampons.
Gross margin increased $9.2 million, or 4%, for the quarter. However, excluding ASR, Venezuela and currency impacts, gross margin increased approximately 2%

due to higher volumes partially offset by significant trial-generating promotional activities, such as consumer coupons, in support of the Schick Hydro launch in North America and Europe. These investments result in lower reported net sales and gross margin as they are treated as a reduction of net sales rather than A&P expense for accounting purposes.
Segment profit for the quarter was $76.6 million, down $43.6 million, or 36%, versus the same quarter last year including the favorable impact of ASR of approximately $3 million and the favorable impact of currency of approximately $4 million, partially offset by a decrease in segment profit for Venezuela of $5 million. Net of these impacts, segment profit was down approximately $46 million or 38% due to increased A&P spending primarily behind the Schick Hydro launch in all of the markets noted above and higher overhead costs due to incremental investments behind the Schick Hydro launch and the timing of expenses.
Looking forward, and exclusive of the impact of the ASR acquisition, we expect the incremental impact of the Schick Hydro launch and the launch of our new value brand in a key U.S. retailer will drive a mid to high single digit growth in Personal Care net sales for the remaining three quarters of fiscal 2011. Gross margin as a percent of net sales is expected to continue to trend lower over the next two quarters due to the higher level of promotional activities as described above as well as slightly unfavorable currency impacts based on current market rates. We expect that the A&P spending will be comparable to the prior year for the remaining nine months of fiscal 2011. However, as noted previously, A&P spending will be measurably higher in the first half of fiscal 2011 as compared to the prior year.
Our evaluation of the ASR business and the potential impact of the acquisition on fiscal 2011 results is ongoing. At this time, we do not expect this transaction to be accretive to reported earnings per share due to the negative impact of one-time deal costs and related integration expenses in fiscal 2011. Absent these cost elements, earnings per share will likely be modestly accretive for fiscal 2011.
Other Items
Corporate and other expenses increased $2.6 million for the quarter due mainly to higher deferred compensation expense due to an increase in the value of the underlying assets and higher pension costs as discount rates used to value pension liabilities declined, resulting in increased liabilities.
Interest expense decreased $2.8 million for the quarter due to lower outstanding debt and lower interest on variable rate debt. Other financing items decreased $32.4 million for the quarter primarily due to the Venezuela devaluation charge in the first quarter of 2010, and lower quarter over quarter currency exchange losses.
For first quarter, the effective tax rate was 32.0%. The prior year tax rate was 36.7%. However, excluding the Venezuela devaluation in the prior year, the effective tax rate for the first quarter of fiscal 2010 was 32.5%.
For the quarter, capital expenditures were approximately $19 million, and depreciation expense was approximately $34 million.
Outlook
In summary, we expect segment profit for Household Products to be down for the year while we expect segment profit for Personal Care to be up modestly. As a result, earnings per share for the full fiscal year are estimated to be in the range of $4.30 to $4.50, which reflects the significant impact of the expected Household Products restructuring charges. Excluding unusual items, earnings per share for fiscal 2011 are expected to be in the range of $5.10 to $5.30, with a significant year-over-year decline in the second quarter followed by a lesser decline in the third quarter. The fourth quarter is expected to show measureable year-over-year improvement.
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Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures, such as EPS guidance, operating results and other comparison changes, which exclude the impact of currencies, the acquisition of ASR, ASR transaction costs, the Venezuelan devaluation charge and the costs associated with the restructuring, are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, restructuring and strategic growth initiatives, the impact of the elimination of pack upsizing and certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, the ASR acquisition, raw material and commodity costs and category value as well as future volume, sales and growth in some of our businesses, restructuring charges, capital expenditures and pension plan contributions and our full fiscal year 2011 outlook. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•	Energizer’s ability to improve operations and realize cost savings;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•	Energizer’s ability to predict consumer consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	the possibility that estimates related to the restructuring initiatives may change as management develops and finalizes its plans;

•	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	the impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	The success of new products and the ability to continually develop new products;

•	Risks related to the integration of the acquisition of ASR;

•	Risks related to the achievement of business plans, including risks that ASR earnings, net of one time deal and integration costs, are less than expected and are not modestly accretive.

•	Anticipating the impact of raw material and other commodity costs;

•	Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries;

•	Estimating the impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty; and

•	Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.
The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2010.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data — Unaudited)

	Quarter Ended December 31,
	2010	2009
Net sales	$1,177.1	$1,176.7
Cost of products sold	622.2	616.5

Gross profit	554.9	560.2
Selling, general and administrative expense	207.9	184.0
Advertising and promotion expense	128.7	88.7
Research and development expense	23.4	21.4
Interest expense	29.2	32.0
Other financing expense, net	3.2	35.6

Earnings before income taxes	162.5	198.5
Income tax provision	52.1	72.8

Net earnings	$110.4	$125.7

Earnings per share
Basic	$1.56	$1.80

Diluted	$1.55	$1.78

Weighted average shares of common stock — Basic	70.6	69.7

Weighted average shares of common stock — Diluted	71.2	70.5

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2010
(Dollars in millions, except per share data)
1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.
2.	Operations for the Company are managed via two segments — Household Products (Battery and Lighting Products) and Personal Care (Wet Shave/Blades, Skin Care, Feminine Care and Infant Care). On November 23, 2010, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and will be a part of the Company’s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.
The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses. Such allocations do not represent the costs of such services if performed on a stand-alone basis.
The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition. Such presentation reflects management’s view on how segment results are evaluated.

In the quarter ended December 31, 2010, the Company recorded a charge of $2.3 related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. This result was recorded using an exchange rate of 5.9 Venezuelan Bolivar Fuerte to 1 U.S. dollar. In the prior year quarter, the Company recorded a charge of $25.5 related to the devaluation of the exchange rate between the U.S. dollar and the Venezuelan Bolivar Fuerte. These impacts, which are included in other financing on the Consolidated Statements of Earnings and Comprehensive Income (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross margin and spending, have been negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately when considered relevant to understanding the year-over-year comparatives.
Segment sales and profitability for the quarters ended December 31, 2010 and 2009, respectively, are presented below.

	Quarter Ended December 31,
	2010	2009
Net Sales
Household Products	$668.5	$704.0
Personal Care	508.6	472.7

Total net sales	$1,177.1	$1,176.7

Operating Profit
Household Products	$163.3	$178.8
Personal Care	76.6	120.2

Total operating profit	$239.9	$299.0
General corporate and other expenses	(32.1)	(29.5)
Acquisition inventory valuation	(2.7)	—
ASR deal costs/integration	(6.1)	—
Amortization	(4.1)	(3.4)
Venezuela devaluation/other impacts	(2.3)	(25.5)
Interest and other financing items	(30.1)	(42.1)

Earnings before income taxes	$162.5	$198.5

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
	2010	2009
Net Sales
Alkaline batteries	$406.0	$445.7
Other batteries and lighting products	262.5	258.3
Wet Shave/Blades	364.7	316.8
Skin Care	52.5	59.8
Feminine Care	44.3	46.2
Infant Care	47.1	49.9

Total net sales	$1,177.1	$1,176.7

3.	Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	The General corporate and other expenses for the current and prior year quarter include pretax charges of $2.2 and $6.8, respectively, related to integration and certain other business realignment activities.